UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 17, 2016

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Liberty Street New York, New York 10281
(Address of Principal Executive Offices) (Zip Code)

212-522-1212
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to an agreement entered into on October 17, 2016, Jeffrey J. Bairstow will depart from Time Inc. (the “Company”) after a transition period. Mr. Bairstow will continue to serve as the Company’s Executive Vice President and Chief Financial Officer through November 7, 2016 (the “Effective Date”). Thereafter, he will remain as an employee of the Company through March 1, 2017 to facilitate the transition of his duties. The Company has appointed Susana D’Emic, previously the Company’s Senior Vice President, Controller, to succeed Mr. Bairstow as its Executive Vice President and Chief Financial Officer.

During his continued services, Mr. Bairstow will receive base salary at the rate currently in effect. For his services in 2016, Mr. Bairstow will receive an annual bonus in accordance with the otherwise applicable provisions of the Company’s annual incentive plan, provided that the amount of this bonus will not be less than $800,000. If Mr. Bairstow’s employment is terminated by the Company other than for cause prior to March 1, 2017, the Company shall be required to provide Mr. Bairstow the same compensation (including credit toward vesting in his outstanding equity awards, but without waiver of any performance condition) as though he remained employed by the Company through such date on the same schedule (except as otherwise required to comply with the requirements of Section 409A of the Internal Revenue Code of 1986). At the end of the transition services period, Mr. Bairstow will be entitled to receive the severance benefits that are payable under the terms of his employment agreement. Mr. Bairstow will not be eligible to receive any additional equity awards, and will not be eligible for any new plans, programs or arrangements otherwise made available to the Company’s other senior officers.

Ms. D’Emic, 52, has served as the Senior Vice President, Controller of the Company since October 2013. Prior to that, Ms. D’Emic was with Frontier Communications, a NASDAQ-traded company and the largest provider of phone, internet and video services to rural towns and cities across the country, where she served as Senior Vice President, Controller and Chief Accounting Officer from April 2011 until October 2013. Ms. D’Emic served as Senior Vice President, Controller and Chief Accounting Officer at Trusted Media Brands (formerly Reader’s Digest) where she served in a number of finance roles from January 1998 until April 2011. Before joining Reader’s Digest, she held various positions with Kraft Foods Corp., Colgate Palmolive Company and was an audit manager with KPMG (then KPMG Peat Marwick). Ms. D’Emic is a Certified Public Accountant.

Ms. D’Emic has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. D’Emic and any other person pursuant to which she was elected as an officer of the Company.

In connection with her appointment as Executive Vice President and Chief Financial Officer, the Company and Ms. D’Emic entered into an employment agreement pursuant to which (i) her annual base salary will increase to $650,000 per annum; (ii) her target annual incentive opportunity will increase to 100% of her annual base salary and (iii) her target award opportunity in respect of annual equity incentive awards will increase to $600,000. The changes to be effected in Ms. D’Emic’s base salary and annual target bonus opportunity in respect of her 2016 service are effective from and after the Effective Date. The employment agreement expires on December 31, 2019.

In the event that Ms. D’Emic’s employment is terminated by the Company without cause or by her for good reason, the Company will pay her severance equal to the salary that she would have been expected to receive had she continued to work for an additional 18 months plus a bonus component based on an average of certain of her actual prior bonus amounts. Such severance benefits will be payable over the 18-month severance period, consistent with the Company’s usual practices. In addition, if the Company does not offer to renew the employment agreement following its expiration and Ms. D’Emic’s employment is terminated without cause, Ms. D’Emic will be entitled to the severance payments described above but the severance period will be for 12 months.

The employment agreement contains certain restrictive covenants, including a non-competition provision, for the benefit of the Company.

The Company will also grant Ms. D’Emic on the Effective Date performance stock units (“PSUs”) with a target award of 22,727 PSUs and a maximum award of 62,499 PSUs. The terms and conditions of these PSUs will be consistent with the terms and conditions applicable to the Company’s grants of similar types of awards to executive officers.

A copy of the Company’s press release related to the matters described in Item 5.02 above is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	Time Inc. Press Release, dated October 18, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.
(Registrant)

Date: October 18, 2016	By:	/s/ Lauren Ezrol Klein
		Name:	Lauren Ezrol Klein
		Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Time Inc. Press Release, dated October 18, 2016